Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in the Registration Statement on Form S-8, File No, 333-273458 (the “Registration Statement”) of Ispire Technology Inc. of our report dated September 19, 2023 relating to the consolidated financial statements of Ispire Technology Inc. as of June 30, 2023 and 2022 and for the years then ended appearing in this annual report on Form 10-K. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ MSPC
MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

September 19, 2023

www.mspc.cpa
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